WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.

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       FOR RMA California Municipal Money Fund


For filing period ended December 31, 1995       Exhibit 77M
File number 811-3946

The Combined Proxy Statement and Prospectus (the "Proxy Statement") included in the Registrant's Registration Statement on Form N-14 filed with the Securities and Exchange Commission through EDGAR on September 26, 1995, (Accession No. : 0000950136-95-000317), is incorporated herein by reference in response to this Sub-Item. The transaction described in the Proxy Statement was consummated on December 11, 1995. Pursuant to state law, no vote of the Registrant's shareholders was required. Actions required by applicable state law, such as the registration of additional shares of the Registrant under certain Blue Sky laws, either have been or will be effected in accordance with such laws. Another registered investment company party to the transaction, PaineWebber/Kidder, Peabody California Tax Exempt Money Fund, described in the Proxy Statement intends to deregister with the Commission under the Investment Company Act of 1940, as amended.





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